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                                                                   EXHIBIT 99.1


REDOX TECHNOLOGY CORPORATION                   Contact:
340 N. Sam Houston Pkwy. East                           RICHARD SZYMANSKI
Suite 250   Houston, Texas 77060                        President & Chairman

281/445-0020
Fax: 281-445-0022



                        ==== P R E S S R E L E A S E ====

                                DECEMBER 3, 1997


                       REDOX REACHES PRELIMINARY AGREEMENT
                        ON COMPREHENSIVE FUNDING PACKAGE

HOUSTON--ReDox Technology Corporation (OTCBB-RDOX) announced that pre liminary agreement has been reached with a group of international investors for sufficient funding to complete development and production of all projects currently in ReDox's queue.

Early in the first quarter of 1998, the Company will receive five million dollars to cover costs involved with achieving operational status for ReDox, completing developments of its technology, and bringing its first products to market. As other project opportunities are approved, additional funding packages will flow needed resources in the Company.

This is an important and long-awaited day for ReDox shareholders as well as those who have labored with this financial package over the past couple of years. The result is far better than what was anticipated. ReDox has entered into a formidable strategic alliance which gives the Company access to the capital needed to pursue viable projects. It also gives access to marketing and distribution channels abroad, which will hasten ReDox's entry into lucrative foreign markets.

President Richard Szymanski points out that the initial five-million dollars is for the European marketing and distribution rights. This will not affect the Company's capital structure.

ReDox controls patents on a new generation of batteries which are far stronger, cheaper, totally safe, and environmentally friendly. The unique flexibility of the technology and thin film manufacturing process means that by simply adding layers and shaping and molding the battery sheets, the batteries can serve an exceptionally wide range of industries from small portable electronics to electric utilities.